Exhibit 99.1

Empire Interactive Titles to Be Available for Downloading Online

First Three Games Available on Steam
In First Collaboration between Silverstar’s Subsidiaries

Boca Raton, Fl. December 14, 2006 -- Empire Interactive, PLC, a wholly owned subsidiary of Silverstar Holdings, Ltd. (NASDAQ: SSTR) is pleased to announce the release of three of its titles via Steam a leading platform for PC games.

The first three Empire titles made available for digital distribution are “Flat Out II,” “Vegas Tycoon,” and “Ghost Master.”

“It has been less than a month since we closed the Empire acquisition and we are delighted that in this short time the first collaborative effort between Empire and Strategy First has born fruit. Strategy First enjoys an excellent relationship with Valve. Building on this relationship and utilizing our proprietary conversion technology, we now have three of Empire’s major titles being released for digital distribution via Steam, just in time for the holiday season. With over millions of targeted users, Steam is one of the premier digital distribution platforms in the world,” said Clive Kabatznik, Chief Executive Officer of Silverstar.

“We are confident that Empire’s high profile titles will be well received by the Steam users. We also anticipate that there will be significant additional joint ventures between our two operating subsidiaries that will bring added shareholder value to Silverstar,” concluded Mr. Kabatznik.

About Silverstar Holdings:

Silverstar Holdings, Ltd. is a publicly traded company (NASDAQ: SSTR), focusing on acquiring controlling positions in high-growth retail-driven and fee-based electronic game businesses that stand to benefit from the economies of scale generated by the Internet and other technology-related platforms. It currently owns Empire Interactive PLC and Strategy First Inc. as well as a stake in Magnolia Broadband. Empire Interactive PLC is a leading developer and publisher of interactive entertainment software games such as Starsky & Hutch, Big Mutha Truckers, Ford Racing and FlatOut. Empire’s products are delivered on both console and PC platforms. Strategy First Inc. is a leading developer and worldwide publisher of entertainment software for the PC. Magnolia Broadband is a fabless semiconductor company and innovator of radio frequency (RF) solutions for the cellular industry.

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company’s filings with the Securities and Exchange Commission.

Contact:

Silverstar Holdings, Inc.
Clive Kabatznik, President and CEO
(561) 479-0040 or clive@silverstarholdings.com
OR
Alliance Advisors, LLC
Alan Sheinwald, President
(914) 669-0222 or asheinwald@allianceadvisors.net
OR
de Jong & Associates, Inc.
Ronald de Jong, President
(760) 943-9065 or ron@dejong.org